================================================================================
                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

================================================================================

Filed by the Registrant      [X]

Filed by a Party other than the Registrant     [_]

Check the appropriate box:

    [_]  Preliminary Proxy Statement
    [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [_]  Definitive Additional Materials
    [_]  Soliciting Material Under Rule 14a-12

                           UNIFAB INTERNATIONAL, INC.
                (Name of registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required

    [_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14(a)-6(i)(1),
         14(a)-6(i)(2) or Item 22(a)(2) of Schedule 14A

    [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:
           ___________________________________
       (2) Aggregate number of securities to which transaction applies:
           ___________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:____________
       (4) Proposed maximum aggregate value of transaction:_____________________
       (5) Total fee paid:______________________________________________________

    [_]  Fee paid previously by written preliminary materials

    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:______________________________________________
       (2) Form, Schedule or Registration Statement No.:________________________
       (3) Filing Party:________________________________________________________
       (4) Date Filed:__________________________________________________________

                          [UNIFAB LOGO TO BE INSERTED]


                           UNIFAB INTERNATIONAL, INC.
                                 5007 Port Road
                           New Iberia, Louisiana 70562

              _____________________________________________________


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 27, 2002

              _____________________________________________________

Date:           Friday, December 27, 2002

Time:           10:00 A.M. C.D.T.

Place:          5007 Port Road, New Iberia, Louisiana

Purposes:       To consider and vote upon the following proposals and to
                transact such other business as may properly come before the annual meeting:

                1. To amend our articles of incorporation to declassify our board of directors and require the annual election of all directors;

                2. To elect eight directors to serve until our 2003 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal One is approved at the annual meeting;

                3. Alternatively, to elect two Class II directors to serve until our 2005 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal One is not approved at the annual meeting;

                4. To ratify the appointment of Deloitte & Touche LLP as our independent auditors to audit our financial statements for 2002; and

                5.   To amend our long-term incentive plan.

Record Date:    Close of business on November 11, 2002

         Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. You may revoke your proxy at any time before it is voted. We appreciate your cooperation.

                                            By Order of the Board of Directors



                                            /s/  Martin K. Bech
                                            ------------------------------------
New Iberia, Louisiana                       Martin K. Bech
December 13, 2002                           Secretary

                           UNIFAB INTERNATIONAL, INC.
                                 5007 Port Road
                           New Iberia, Louisiana 70562


                                 PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 27, 2002


     We will begin mailing this proxy statement to our shareholders on or about December 13, 2002.

     We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies on behalf of our board of directors for use at our 2002 annual meeting of shareholders to be held on Friday, December 27, 2002, at 10:00 A.M. C.D.T. at our offices located at 5007 Port Road, New Iberia, Louisiana.

Who Can Vote

     If you held any of our common stock or series A participating preferred stock ("series A preferred stock") at the close of business on November 11, 2002, then you are entitled to notice of, and to vote at, the annual meeting. On that date, 8,189,972 shares of our common stock and 738 shares of our series A preferred stock were outstanding.

Quorum

     The presence of the holders of a majority of the total votes entitled to be cast at the annual meeting, either in person or represented by proxy, is necessary to constitute a quorum. For purposes of determining a quorum, we will count as present shares of our stock present at the meeting that abstain from voting or that are the subject of broker non-votes. A broker non-vote occurs with respect to a particular matter to be voted on when a broker or broker's nominee, who holds shares of our stock for a beneficial owner, returns a proxy representing those shares but does not vote on the matter because the broker or nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Voting Rights

     Each share of our common stock that you hold entitles you to one vote on all matters that come before the annual meeting. Each share of our series A preferred stock has voting rights equivalent to 100,000 shares of our common stock (see "Transactions with Midland" below). The holders of our common stock will vote together with the holder of our series A preferred stock at the annual meeting. One or more inspectors of election will count votes cast at the annual meeting. Each director will be elected by a plurality of the shares voted (that is, the nominee receiving the largest number of votes will be elected). Proposal One will be decided by a vote of two-thirds of the shares present or represented at the annual meeting. All other matters voted on will be decided by a majority of the votes cast, except as otherwise provided by statute.

     Broker non-votes are not considered as cast or as being present or represented at the annual meeting for purposes of any matter expected to come before the annual meeting, and will have no effect on the outcome. Shares abstained from voting are not cast but are considered present and represented at the annual meeting; they will have the effect of a negative vote with respect to Proposal One, but will have no effect on the outcome of any other matter expected to come before the annual meeting.

Expected Vote by Midland Fabricators and Process Systems, L.L.C.

     Midland Fabricators and Process Systems, L.L.C. ("Midland") is entitled to cast approximately 90% of the votes entitled to be cast at the annual meeting. Midland has informed us that it intends to cast its votes in favor of Proposals One, Two, Four and Five at the annual meeting and, as a result, we expect each of these Proposals to be approved.

Dissenter's Rights

     Under Louisiana law, our shareholders are not entitled to dissenter's rights with respect to any of the Proposals to be presented at the annual meeting, and we will not independently provide our shareholders with any such rights.

How Your Proxy Will Be Voted

     Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the annual meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications on your proxy, your stock will be voted in favor of Proposals One, Four and Five and, depending on whether Proposal One is approved at the annual meeting, in favor of the proposed director nominees in Proposal Two or Proposal Three.

     We expect no matter to be presented for action at the annual meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named in the enclosed proxy intend to vote in accordance with their judgment on any such matters.

     If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before your proxy is voted. You may also attend the annual meeting in person and vote by ballot, which would cancel any proxy that you previously submitted.

Proxy Solicitation

     We will pay all expenses of soliciting proxies for the annual meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and telegraph. We will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock and, upon their request, we will reimburse such persons for reasonable out-of-pocket expenses incurred in doing so.

Shareholder Proposals

     If you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by August 15, 2003. However, if the date of our 2003 annual meeting changes more than 30 days from the date of our coming 2002 annual meeting, we will include the deadline for delivery of proposals for inclusion in our 2003 proxy statement in our Form 10-K or a Form 10-Q that we will file with the Securities and Exchange Commission (the "SEC").

Director Nominations

     If you want to nominate a person for election to our board of directors at the annual meeting, you must comply with the notice requirements set forth in our articles of incorporation. In order to be timely, you must deliver written notice of your nomination to Martin K. Bech, Secretary, UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70562, by December 23, 2002. Your notice must include the name, age, and principal occupation of your nominee, as well as your nominee's written consent to being named in our proxy statement as a nominee and to serve as a director if elected. Your notice should also include your name, address, and the number of shares of our capital stock which you beneficially own. Our articles of incorporation are filed with the SEC, and you should refer to them for a complete description of our notice requirements.

                            TRANSACTIONS WITH MIDLAND

          In April 2002, we entered into a preferred stock purchase, debt exchange and modification agreement with Midland (the "Midland agreement"). William A. Hines, who is now the chairman of our board of directors, is a manager of, and the owner of a 45.5% membership interest in, Midland. The remaining membership interest in Midland is owned by Mr. Hines' former spouse and members of his immediate family. The terms of the Midland agreement were determined by arm's length negotiation between our senior management team and its representatives, and Mr. Hines and his representatives. Mr. Hines had been the principal shareholder of Allen Tank, Inc., which we purchased in 1998. From the time of that acquisition in 1998 until March 2001, Mr. Hines served as a director of our company. At the time of entering into the Midland agreement, Mr. Hines held no position with our company and his only relationship with our company was his ownership of 10,968 shares of our common stock, which he continues to own. Upon consummating the Midland agreement in August 2002, Mr. Hines re-joined our board of directors and became its chairman.

          Pursuant to the Midland agreement and prior to its consummation on August 13, 2002:

     . We consented to Midland's acquisition of the rights of the lenders under our credit agreement dated November 30, 1999, as amended, with Bank One, Louisiana, N.A. and three other commercial banks. On May 1, 2002, Midland acquired the rights of those lenders under the credit agreement for $13,870,000 in cash, the source of which was capital contributions from its members. On that date, the total amount of principal, accrued interest and penalties owing under the credit agreement was $21,331,564. Thereafter, and prior to the consummation of the Midland agreement, Midland advanced to us $2,814,500, which we used to meet our working capital needs and establish a cash collateral account with Bank One to secure our obligations under outstanding letters of credit.

     . Midland acquired claims against us in the amount of $5,622,881 held by our unsecured creditors. Midland's acquisition cost for these claims was an aggregate of $2,851,373, including payments made to the unsecured creditors, fees paid to a collection agent and attorneys' fees. Midland's source of these payments was capital contributions from its members.

     . Midland agreed to assist us in obtaining a $7 million line of credit, and we and Midland subsequently agreed that this line of credit would be in the amount of $8 million.

     . We entered into agreements, effective April 2002, terminating the employment agreement of Dailey J. Berard, who was then a director of our company and was formerly chairman of the board, president and chief executive officer of our company, and the consulting agreement of Jerome E. Chojnacki, who was then our chairman of the board, president and chief executive officer; in exchange for the termination of their agreements, we made one-time cash payments of $75,000 to each of Messrs. Berard and Chojnacki (see "- Agreements with Named Executive Officers"). Also effective April 2002, we obtained the resignation of Mr. Berard as a director of our company, and the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

     . We agreed to take all steps necessary to continue the listing of our common stock on the Nasdaq Stock Market for a period of at least two years following consummation of the Midland agreement.

     . Midland agreed to cause its designees to our board of directors to approve (i) the calling of a meeting of our shareholders for the purpose of voting on an increase in the authorized number of shares of our common stock to at least 100 million shares; and (ii) a rights offering pursuant to which our shareholders other than Midland will have the opportunity to purchase two additional shares of our common stock for each share held at a price of $0.35 per share. Midland also agreed to vote its shares in favor of the increase in the authorized number of our shares at such meeting of shareholders. We will not propose this matter for action by our shareholders at the coming annual meeting; we expect, however, that it will be proposed for shareholder approval at a meeting to be held in 2003.

               THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY OUR COMMON STOCK PURSUANT TO THE RIGHTS OFFERING REFERRED TO IN THE PRECEDING PARAGRAPH OR OTHERWISE. ANY SUCH OFFER WOULD BE MADE ONLY THROUGH A SEPARATE PROSPECTUS.

          Upon consummation of the Midland agreement on August 13, 2002:

     . $10,000,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for 738 shares of our series A preferred stock. Each share of this preferred stock has voting rights equal to 100,000 shares of our common stock, and will convert into 100,000 shares of our common stock when the authorized number of our unissued and unreserved common shares is increased to at least 100 million.

     . $12,791,024 of the amount we owed Midland under the credit agreement was converted into the following, which continue to constitute secured indebtedness under the credit agreement: (i) a convertible debenture in the principal amount of $10,651,564 payable in five equal annual installments, bearing interest at Wall Street Journal Prime (that is, the prime rate of interest reported in the Wall Street Journal in its daily table of "Money Rates") plus 2.5 percentage points and convertible into shares of our common stock at $0.35 per share (the closing price of our common stock on the Nasdaq National Market on March 6, 2002 and the same price we agreed to with Midland for the rights offering referred to above); and (ii) a promissory note in the principal amount of $2,139,500 (the amount of the advances made to us by Midland after we entered into the Midland agreement), which is payable August 13, 2005 and bears interest at the rate of Wall Street Journal Prime plus 3.0 percentage points.

     . Midland transferred to us the claims it had acquired from our unsecured creditors in the amount of $5,622,881. In exchange for these claims, we delivered to Midland a promissory note in the principal amount of $4,708,936, payable August 13, 2006, and bearing interest at the rate of Wall Street Journal Prime plus 3.0 percentage points. This promissory note also constitutes secured indebtedness under our credit agreement with Midland.

     . $675,000 of the amount we owed Midland under the credit agreement was cancelled in exchange for the assignment to Midland of accounts receivable of our subsidiary, Superior Derrick Services of Texas, L.L.C., in the amount of $1,191,405, against which we had established reserves of $516,405.

     . $680,000 of the amount we owed Midland under the credit agreement (substantially all of which consisted of penalties) was forgiven by Midland, and Midland waived all of our defaults under the credit agreement.

     . Charles E. Broussard resigned from our board of directors, and our remaining directors, Perry Segura and George C. Yax, appointed Mr. Hines, Frank J. Cangelosi, Jr., William A. Downey, Daniel R. Gaubert, Donald R. Moore and Allen C. Porter, Jr., all designated by Midland, as members of our board.

     . We established an $8 million line of credit with Whitney National Bank, which is secured by our assets. The line of credit is further secured by the guarantee of Nassau Holding Corporation, the parent company of Midland.

          Since August 13, 2002, we have received advances under the credit agreement from Midland totaling $125,000, which have been repaid in full. Accrued and unpaid interest on all amounts owed to Midland was $217,760 at November 30, 2002.

                 PROPOSAL ONE: DECLASSIFY OUR BOARD OF DIRECTORS

          Our articles of incorporation and by-laws currently divide the members of our board of directors into three classes serving three-year staggered terms, with the number of directors in each class being as nearly equal as possible and directors for one of the three classes being elected each year. Our by-laws provide for a board of eight natural persons, currently consisting of three Class I directors, whose terms are scheduled to expire at our 2004 annual meeting; two Class II directors, whose terms will expire at the annual meeting; and three Class III directors, whose terms are scheduled to expire at our 2003 annual meeting.

          As Proposal One, our board of directors has unanimously adopted a resolution approving and recommending to our shareholders the adoption of an amendment to our articles of incorporation to declassify our board of directors, such that all of our directors will be elected annually. Our board of directors has amended our by-laws to make them consistent with this proposed amendment to our articles of incorporation, subject to the approval of Proposal One at the annual meeting and the effectiveness of the amendment to our articles of incorporation. Proposal One would not change the present number of our directors.

     The amendment to our articles of incorporation proposed for adoption in Proposal One is set forth in full in Appendix A to this proxy statement and is incorporated herein by reference. If Proposal One is approved at the annual meeting, the amendment eliminating the staggered three-year terms of our directors will become effective immediately and will be effective for the annual meeting so that all of our directors will be elected at the annual meeting to serve until our next annual meeting or until their successors are duly elected and qualified.

Purpose of the Amendment

     As is the case for many other corporations, our company's primary purpose in adopting articles of incorporation with a classified board structure was to discourage persons, or groups of persons, from seeking control of our company by means of a process that did not involve voluntary agreements reached through negotiations with our management and board of directors. The staggered, three-year terms of our directors are designed to discourage such non-negotiated takeover attempts by delaying the time within which a majority of our board of directors could be changed after a non-negotiated acquisition of a controlling block of our voting stock. A classified board has also been viewed as promoting stability and as helping to maintain a greater continuity of experience on a company's board of directors because the majority of directors at any given time will have at least one year of experience with the company.

     As discussed in this proxy statement under "Transactions with Midland," Midland has, through a process of negotiation with our management and board of directors that resulted in the Midland agreement, acquired control of our company. Pursuant to the Midland agreement, Midland now holds approximately 90% of our total voting power as a result of its ownership of our series A preferred stock and, upon conversion of that stock, Midland will own approximately 90% of our outstanding common stock. Also pursuant to the Midland agreement, Midland designated six directors who were appointed to our eight-member board. As a result of Midland's control of our company, the purposes of a classified board no longer apply to our company because Midland, as controlling shareholder, is in a position to prevent any non-negotiated takeover attempts and is in a position to assure the stability of our board membership.

Effects of the Amendment

     As discussed above, our current articles of incorporation (in Article IV) and by-laws (in section 3.3) currently provide that our board of directors is divided into three classes serving three-year, staggered terms, with the directors for one of the three classes being elected each year and the number of directors in each class being as nearly equal as possible. Under Proposal One, these provisions would be eliminated from Article IV and, under Louisiana law, all of our directors would be elected annually and serve terms until their successors are elected at the next annual meeting of shareholders and have qualified. If Proposal One is approved, the amendment of Article IV will become effective immediately and all of the directors elected at the coming annual meeting will serve until their respective successors are duly elected at our 2003 annual meeting and have qualified.

Vote Required for Passage of the Amendment

     Approval of Proposal One requires the affirmative vote of two-thirds of the votes present or represented at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.

                       PROPOSAL TWO: ELECTION OF DIRECTORS

     If Proposal One is approved at the annual meeting, eight directors are to be elected to hold office until our 2003 annual meeting or until their respective successors are duly elected and qualified. Our board of directors has nominated the eight directors named below and recommends that our shareholders vote FOR the election of the nominees. In the absence of contrary instructions, the proxy holders will vote for the election of the nominees listed below. In the unanticipated event that the nominees are unavailable as candidates for director, the persons named in the accompanying proxy will vote for substitute candidates nominated by our board of directors. Proposal Two will be voted on only in the event Proposal One is approved at the annual meeting.

     Subject to shareholder approval of Proposal One at the annual meeting, our Class I and Class III directors, whose terms are otherwise scheduled to expire at our 2004 and 2003 annual meetings, respectively, have agreed to shorten their terms to expire at the annual meeting.

     The following table sets forth for each person nominated for election to our board of directors, their age, position, principal occupation and employment during the past five years and their directorships in other public corporations, as of November 15, 2002, and the year that they were first elected a director of our company or its predecessor.

                                           Principal Occupation and Directorships in             Director
           Name and Age                            Other Public Corporation                       Since
           ------------                            ------------------------                       -----
Frank J. Cangelosi, Jr., 48 .......  Mr. Cangelosi is currently a Class III director of our        2002
                                     company, whose term is scheduled to expire at our 2003
                                     annual meeting. Mr. Cangelosi, a certified public
                                     accountant, has served as the Vice President of Finance
                                     of Nassau Holding Corporation, the parent company of
                                     several oilfield-related companies since June 1985.

William A. Downey, 56 .............  Mr. Downey serves as our Executive Vice President and         2002
                                     Chief Operating Officer and is currently a Class I
                                     director of our company, whose term is scheduled to
                                     expire at our 2004 annual meeting. Mr. Downey is also
                                     the President of Universal Fabricators, LLC, a wholly
                                     owned subsidiary of our company. Mr. Downey previously
                                     served as Vice President of Operations for Gulf Island
                                     Fabrication, Inc., a publicly traded company engaged in
                                     the fabrication of platforms and structures used in the
                                     development and production of oil and gas, from May
                                     1985 through January 2000. Mr. Downey was also the
                                     President of Gulf Island, LLC, a subsidiary of Gulf
                                     Island Fabrication, Inc., from January 2000 through
                                     June 2000.

Daniel R. Gaubert, 53 .............  Mr. Gaubert is currently a Class III director of our          2002
                                     company, whose term is scheduled to expire at our 2003
                                     annual meeting. Mr. Gaubert served as the Chief
                                     Financial Officer of McDermott International, Inc. from
                                     1996 until his retirement in 2001, and has served as a
                                     financial consultant to McDermott International, Inc.
                                     since 2001. In February 2000, The Babcock & Wilcox
                                     Company, a subsidiary of McDermott International, Inc.,
                                     filed a petition to reorganize under Chapter 11 of the
                                     U.S. Bankruptcy Code in order to determine and resolve
                                     its asbestos-related liabilities; at the time this
                                     petition was filed, Mr. Gaubert was serving as the
                                     Chief Financial Officer of The Babcock & Wilcox
                                     Company.

                                           Principal Occupation and Directorships in             Director
           Name and Age                            Other Public Corporation                       Since
           ------------                            ------------------------                       -----
William A. Hines, 66 ..............  Mr. Hines serves as our Chairman of the Board and is          2002
                                     currently a Class II director of our company, whose
                                     term is scheduled to expire at the annual meeting. Mr.
                                     Hines is also the Chairman of the Board and President
                                     of Nassau Holding Corporation, the parent company of
                                     several oilfield-related companies, including Midland,
                                     and a director of Whitney Holding Corporation, a
                                     publicly traded regional bank holding company. Mr.
                                     Hines previously served as a director of our company
                                     from July 1998 through March 2001.

Donald L. Moore, 64 ...............  Mr. Moore is currently a Class I director of our              2002
                                     company, whose term is scheduled to expire at our 2004
                                     annual meeting. Mr. Moore, a certified public
                                     accountant, was the managing partner of the New Orleans
                                     office of the national accounting firm of Ernst & Young
                                     LLP for over 20 years prior to his retirement in
                                     September 1998. Mr. Moore serves on the boards of
                                     directors of several charitable organizations,
                                     including the Louisiana Chapter of the Salvation Army
                                     and the New Orleans Opera Association.

Allen C. Porter, Jr., 70 ..........  Mr. Porter serves as our President and Chief Executive        2002
                                     Officer and is currently a Class III director of our
                                     company, whose term is scheduled to expire at our 2003
                                     annual meeting. Mr. Porter is also the President of
                                     Allen Process Systems, LLC, a wholly owned subsidiary
                                     of our company, and was the founder and President of
                                     Allen Tank, Inc., the predecessor of Allen Process
                                     Systems, LLC. From 1998 to 2000, Mr. Porter was a
                                     construction manager for Versatruss Americas LLC, a
                                     designer and manufacturer of offshore heavy lift
                                     systems. From 2000 through his joining our company in
                                     August 2002, Mr. Porter was the Executive Vice
                                     President of Yarbrough Cable Co., a Versabar company.

Perry Segura, 72 ..................  Mr. Segura is currently a Class I director of our             1980
                                     company, whose term is scheduled to expire at our 2004
                                     annual meeting. Mr. Segura served as our Chairman of
                                     the Board from April 2002 to August 2002. Mr. Segura is
                                     an architect and real estate developer. Mr. Segura is a
                                     member of the Board of Supervisors of Louisiana State
                                     University and served as its Chairman from 1997 to
                                     1998, and as its Vice Chairman from 1996 to 1997.

George C. Yax, 59 .................  Mr. Yax is currently a Class II director of our               1997
                                     company, whose term is scheduled to expire at the
                                     annual meeting. Mr. Yax is currently a rancher and was
                                     a co-founder of Ceanic Corporation (formerly, American
                                     Oilfield Divers, Inc.), a publicly traded provider of
                                     subsea products and services to the offshore oil and
                                     gas industry. Mr. Yax served as Chairman of the Board
                                     of Cenaic Corporation until its sale in August 1998.

                 PROPOSAL THREE: ELECTION OF CLASS II DIRECTORS

         In the event Proposal One is not approved at the annual meeting, two Class II directors are to be elected to hold office until our 2005 annual meeting or until their respective successors are duly elected and qualified. Our board of directors has nominated Mr. Hines and Mr. Yax for re-election to our board of directors as Class II directors in the event Proposal One is not approved at the annual meeting, and our board recommends that our shareholders vote FOR the election of Messrs. Hines and Yax. Biographical information for Messrs. Hines and Yax is set forth above.

         In the absence of contrary instructions, the proxy holders will vote for the election of Messrs. Hines and Yax. In the unanticipated event that Messrs. Hines and Yax are unavailable as candidates for director, the persons named in the accompanying proxy will vote for substitute candidates nominated by our board of directors. As noted above, Proposal Three will only become effective in the event Proposal One is not approved at the annual meeting.

                                  *   *   *   *

         Our board of directors has primary responsibility for directing our management and affairs. On June 20, 2000, our board of directors elected to change our fiscal year cycle from one that ends on March 31 to one that ends on December 31. Our last full fiscal year on the previous cycle was from April 1, 1999 to March 31, 2000 ("fiscal 2000"). The change in our fiscal year cycle resulted in a nine-month transition period from April 1, 2000 to December 31, 2000 ("transition 2000"). Our first full fiscal year following transition 2000 was from January 1, 2001 to December 31, 2001. During 2001, our board of directors held four regular meetings and three special meetings. Each director attended 75% or more of the aggregate number of meetings held during 2001 of the board of directors and committees of which he was a member.

         Our board has established an audit committee and a compensation committee, each of which met three times during 2001. Our board does not have a nominating committee. None of the members of these committees is an officer or employee of our company or any of our subsidiaries.

         Our audit committee reviews our quarterly financial statements and annual audit; meets with our independent auditors to review our internal controls and financial management practices; and exercises general oversight of the integrity and reliability of our accounting and financial reporting practices and the effectiveness of our system of internal controls. The current members of our audit committee are Frank J. Cangelosi, Jr., Daniel R. Gaubert, Donald L. Moore, Perry Segura and George C. Yax.

         Our compensation committee analyzes, reviews and makes recommendations to our board concerning compensation programs and administers our long-term incentive plan. The current members of our compensation committee are Frank J. Cangelosi, Jr., Donald L. Moore and George C. Yax.

Director Compensation

         Each director who is not also an employee of the company receives an annual fee of $12,000 for his services as a director. We reimburse all directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings.

         In addition, in each year during which our long-term incentive plan is in effect and a sufficient number of shares are available under the plan, on the day of each annual meeting of shareholders, each non-employee director will receive an option to purchase up to 2,500 shares of common stock at an exercise price equal to the fair market value of our common stock on such date. The compensation committee determines the exact number of shares subject to the option. Each stock option shall be fully exercisable on the date of its grant and will expire ten years from the date of grant, unless the non-employee director ceases to be a director. In that case, the exercise period will be shortened. In accordance with this arrangement, on June 1, 2001, we granted each non-employee director an option to buy 2,500 shares of our common stock at an exercise price of $4.75, the fair market value of our common stock on that date.

                                 STOCK OWNERSHIP

         The following table sets forth, as of November 15, 2002 and, to the extent known by our company, certain information regarding beneficial ownership of our common stock and series A preferred stock by (1) each of our directors,
(2) each of our executive officers for whom compensation information is disclosed under "Executive Compensation" below, (3) all of our directors and executive officers as a group, and (4) persons having beneficial ownership of more than 5% of our outstanding common stock or series A preferred stock. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to us by them. Except as otherwise noted, the address for the beneficial owners listed below is c/o UNIFAB International, Inc., 5007 Port Road, New Iberia, Louisiana 70560.

                                                                                              Number of
                                                              Number of        Percent of     Preferred    Percent of
                                                            Common Shares     Outstanding       Shares     Outstanding
                                                            Beneficially        Common       Beneficially   Preferred
Name of Beneficial Owner                                      Owned(1)         Stock(2)         Owned       Stock(2)
------------------------                                      --------         --------         -----       --------
Dailey J. Berard .......................................       430,386(3)            5.3           0             -
Charles E. Broussard ...................................       419,934(4)            5.1           0             -
Jerome E. Chojnacki ....................................        50,000(5)            *             0             -
Frank J. Cangelosi, Jr. ................................             0               -             0             -
Vincent J. Cuevas(6) ...................................        62,712               *             0             -
William A. Downey ......................................             0(7)            -             0             -
Daniel R. Gaubert ......................................             0               -             0             -
Walter L. Hampton(8) ...................................        53,024               *             0             -
William A. Hines (9) ...................................    30,444,007              78.8         738           100
Donald L. Moore ........................................             0               -             0             -
Philip J. Patout(10) ...................................       233,259               2.8           0             -
Allen C. Porter, Jr. ...................................            12(7)            *             0             -
Peter J. Roman .........................................        58,041               *             0             -
Perry Segura ...........................................       461,977(11)           5.6           0             -
George C. Yax ..........................................        22,500               *             0             -
Midland Fabricators and Process Systems, L.L.C. ........    30,433,039(12)          78.8         738           100
Wellington Management Company, LLP. ....................       412,000(13)           5.0           0             -
All directors and executive officers
     as a group (16 persons) ...........................    31,838,652              82.2         738           100

______________
*        Ownership is less than 1%

(1) Includes shares that could be acquired within sixty days after November 15, 2002, upon the exercise of options granted pursuant to our long-term incentive plan, as follows: Mr. Broussard, 12,500 shares; Mr. Roman, 54,000 shares; Mr. Segura, 12,500 shares; Mr. Yax, 12,500 shares; and all directors and executive officers as a group (16 persons), 104,834 shares.

(2) Based on 8,189,972 shares of our common stock and 738 shares of our series A preferred stock outstanding as of November 15, 2002.

(3) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, which reported an aggregate 538,719 shares of our common stock beneficially owned by Mr. Berard, including 15,700 shares owned by Mr. Berard's spouse, with respect to which Mr. Berard shares investment and voting power, and exercisable options to purchase 108,333 shares of our common stock. Mr. Berard resigned as an officer of our company, effective October 2001, at which time he forfeited his unexercisable options (see "- Agreements with Named Executive Officers"). Under our long-term incentive plan, Mr. Berard was allowed one year from the date of his resignation as an officer of our company in which to exercise his exercisable options. Mr. Berard did not exercise any of his exercisable options within such time period and, as a result, such options were forfeited. Mr. Berard's address is 110 Mountainside Drive, Lafayette, Louisiana 70503.

(4) Based in part on the Schedule 13G Amendment No. 3, dated February 7, 2001, filed with the SEC, and includes 151,900 shares owned by a company controlled by Mr. Broussard, 254,534 shares owned by a limited liability company controlled by Mr. Broussard and 500 shares owned by his spouse, with respect to which Mr. Broussard shares investment and voting power. In June 2001, Mr. Broussard, as a non-employee director of our company, received an option to purchase 2,500 shares of our common stock pursuant to our long-term incentive plan. Mr. Broussard sold 4,500 shares of our common stock in March 2002, and resigned from our board of directors in August 2002. Mr. Broussard's address is 23604 South Louisiana Highway 82, Kaplan, Louisiana 70548.

(5) Mr. Chojnacki resigned as our chairman of the board, president and chief executive officer in April 2002 (see " - Agreements with Named Executive Officers"). Upon his resignation, the unexercisable options held by Mr. Chojnacki were forfeited. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Chojnacki's address is 14550 Torrey Chase Boulevard, Suite 260, Houston, Texas 77014.

(6) Shares shown as beneficially owned by Mr. Cuevas include 3,000 shares held by the custodian of an individual retirement account for the benefit of Mr. Cuevas. Mr. Cuevas resigned as an officer and employee of our company in March 2002. Upon his resignation, the unexercisable options held by Mr. Cuevas were forfeited. Under our long-term incentive plan, Mr. Cuevas was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Cuevas did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Cuevas' address is 402 Doyle Drive, Lafayette, Louisiana 70508.

(7) In August 2002, Messrs. Downey and Porter were each granted options pursuant to our long-term incentive plan to purchase 250,000 shares of our common stock at an exercise price of $0.39 per share. These grants are subject to the approval of Proposal Five at the annual meeting.

(8) Mr. Hampton resigned as an officer and employee of Allen Process Systems, LLC ("Allen Process Systems"), a wholly owned subsidiary of our company, in March 2002. Upon his resignation, the unexercisable options held by Mr. Hampton were forfeited. Under our long-term incentive plan, Mr. Hampton was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Hampton did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Hampton's address is 13615 Cannody Court, Houston, Texas 77069.

(9) Mr. Hines is a manager and the owner of a 45.5% membership interest in Midland and, accordingly, is deemed to be a beneficial owner of the shares of our common stock and series A preferred stock deemed to be beneficially owned by Midland; Mr. Hines disclaims beneficial ownership of these shares of our common stock and series A preferred stock. Mr. Hines is also the direct owner of 10,968 shares of our common stock.

(10) Mr. Patout resigned as an officer of Oil Barges, Inc. ("Oil Barges"), a wholly owned subsidiary of our company, in December 2001, and as an employee of Oil Barges in January 2002. Upon his resignation, the unexercisable options held by Mr. Patout were forfeited. Under our long-term incentive plan, Mr. Patout was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Patout did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited. Mr. Patout's address is 221 Ramblewood Drive, Lafayette, Louisiana 70508.

(11)     Includes 373,591 shares owned by a company controlled by Mr. Segura.

(12) Represents the shares of our common stock issuable upon conversion of the convertible debenture issued by our company to Midland in the principal amount of $10,651,564 (see "Transactions with Midland").

(13) Based on the Schedule 13G, dated February 14, 2002, filed with the SEC. Wellington Management Company, LLP shares voting power with respect to 327,000 of these shares and shares investment power with respect to all shares shown. Wellington Management Company, LLP's address is 75 State Street, Boston, Massachusetts 02109.

                             EXECUTIVE COMPENSATION

         The following table provides you with information about the compensation we paid in 2001 (January 1, 2001 to December 31, 2001), transition 2000 (April 1, 2000 to December 31, 2000), fiscal 2000 (April 1, 1999 to March 31, 2000), and fiscal 1999 (April 1, 1998 to March 31, 1999), to our chief executive officers and our other executive officers whose individual salary and bonus for the calendar year 2001 exceeded $100,000 in the aggregate (collectively, the "Named Executive Officers"). The information below does not include the amount of perquisites provided to the Named Executive Officers because the threshold for disclosure under the SEC rules was not met.

                           Summary Compensation Table

                                                                      Annual              Long Term
                                                                      ------
                                                                   Compensation          Compensation
                                                                   ------------          ------------
                                                                                    Restricted   Securities
                                                        Fiscal                         Stock     Underlying       All Other
Name and Principal Position                             Year     Salary    Bonus       Award     Options(#)    Compensation(1)
---------------------------                             ----     ------    -----       -----     ----------    ---------------
Jerome E. Chojnacki ..................................  2001    $ 75,000   $50,000   $55,500(3)   150,000          $1,944(4)
  President and Chief Executive Officer (2)

Dailey J. Berard .....................................  2001     193,404         0         -            0           3,933
  President and Chief Executive Officer (5)             2000*    135,000         0         -       40,000           2,700
                                                        2000**   180,000         0         -            0           3,600
                                                        1999     180,000    75,600         -       30,000           3,600

Vincent J. Cuevas(6) .................................  2001     129,267         0         -            0           3,760
  Vice President                                        2000*    100,254         0         -       30,000           2,857
                                                        2000**   130,330         0         -            0           3,760
                                                        1999      83,433         0         -       15,000           2,498

Walter L. Hampton(7) .................................  2001     127,636         0         -            0           3,910
  Vice President                                        2000*    100,254         0         -       16,000           3,008
                                                        2000**   130,330         0         -            0           4,060
                                                        1999      83,433         0         -        8,000           4,590

Peter J. Roman .......................................  2001     104,770         0         -            0               0
  Vice President                                        2000*     67,500         0         -       30,000             113
                                                        2000**    90,000    37,800         -            0           1,575
                                                        1999      90,000    37,800         -       20,000           1,350

Phillip J. Patout(8) .................................  2001     100,000         0         -            0           2,106
  Vice President                                        2000*     75,000         0         -       30,000           2,250
                                                        2000**    94,308         0         -            0           1,442

______________

*      Transition 2000 (April 1, 2000 to December 31, 2000).
**     Fiscal 2000 (April 1, 1999 to March 31, 2000).

(1) Comprised of our contributions to our 401(k) Plan. Mr. Chojnacki did not participate in our 401(k) Plan.

(2) Mr. Chojnacki served as our chairman of the board, president and chief executive officer from October 2001 until his resignation in April 2002, at which time Mr. Chojnacki received a one-time payment of $75,000 in connection with the termination of the consulting agreement pursuant to which Mr. Chojnacki served our company (see "-Agreements with Named Executive Officers").

(3) On November 7, 2001, we granted 50,000 restricted shares of our common stock to Mr. Chojnacki; the closing price of our common stock on the Nasdaq National Market on the date of grant was $1.11 per share. As of December 31, 2001, Mr. Chojnacki held an aggregate of 50,000 restricted shares of our common stock having an aggregate value of $32,500, based upon the $0.65 per share closing price of our common stock on the Nasdaq National Market on such date. Any dividends declared by our board of directors and paid with respect to unrestricted shares of our common stock will be paid with respect to any restricted shares of our common stock then held by Mr. Chojnacki.

(4) Represents premium payments for a life insurance policy for the benefit of Mr. Chojnacki.

(5) Mr. Berard resigned as an officer of our company effective October 2001; as a condition to Mr. Berard's resignation, we agreed to honor his employment agreement through its expiration in September 2002. In April 2002, Mr. Berard received a one-time payment of $75,000 in connection with the termination of his employment agreement with our company (see "-Agreements with Named Executive Officers").

(6)    Mr. Cuevas resigned as an officer and employee of our company in March
       2002.

(7) Mr. Hampton joined our company in July 1998 in connection with our acquisition of Allen Tank, Inc. (the predecessor of Allen Process Systems), of which Mr. Hampton was a shareholder. Mr. Hampton resigned as an officer and employee of Allen Process Systems in March 2002.


(8) Mr. Patout joined our company in April 1999 as an employee of Oil Barges in connection with our April 1999 acquisition of Oil Barges, of which Mr. Patout was a shareholder. Mr. Patout resigned as an officer of Oil Barges in December 2001, and as an employee of Oil Barges in January 2002 (see "-Agreements with Named Executive Officers").

Stock Option Grants

      The following table provides you with information about the stock options that we granted to Mr. Chojnacki in 2001. We did not grant stock options to any of our other Named Executive Officers in 2001.

                              Option Grants in 2001

                                                                                                               Grant Date
                                                                Individual Grants                                 Value
                                ----------------------------------------------------------------------------- -------------
                                    Number of
                                    Securities
                                    Underlying      % of Total Options                                         Grant Date
                                     Options            Granted to        Exercise or Base                       Present
            Name                  Granted (#)(1)     Employees in 2001       Price ($/Sh)    Expiration Date    Value (2)
------------------------------- ------------------ --------------------- ------------------ ----------------- -------------
Jerome E. Chojnacki .........         50,000                26.3%                $1.11           11/07/11        $27,500
                                     100,000                52.6%                $1.11           11/07/11        $55,000

______________

(1) Of the options granted to Mr. Chojnacki, 50,000 were exercisable on the grant date and 100,000 were to become exercisable upon replacement of our prior credit agreement with Bank One, Louisiana, N.A., and three other commercial banks. Upon his resignation from our company in April 2002, Mr. Chojnacki forfeited his 100,000 unexercisable options. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited.

(2) We used the Black-Scholes option pricing model to determine the grant date present value of the stock options that we granted in 2001 to Mr. Chojnacki. Under the Black-Scholes option pricing model, the grant date present value of each stock option referred to in the table was calculated to be $0.55. We used the following facts and assumptions in making such calculation: (a) an exercise price of $1.11 for each such stock option; (b) a fair market value of $0.65 for one share of common stock on the date of grant; (c) no dividend payments on our common stock;
       (d) a stock option term of 10 years; (e) a stock volatility of 90.7%, based on an analysis of monthly closing stock prices of shares of our common stock during a 217-week period; and (f) an assumed risk-free interest rate of 2.77%, which is equivalent to the yield on a 2-year treasury note on the grant date. We applied no other discounts or restrictions related to vesting or the likelihood of vesting of stock options. We multiplied the resulting grant date present value of $0.55 for each stock option by the number of stock options granted to Mr. Chojnacki to determine the grant date present value of such stock options.

Outstanding Stock Options

      The following table provides you with information about all outstanding stock options held by each of the Named Executive Officers as of December 31, 2001. None of our Named Executive Officers exercised stock options in 2001.

                   Aggregated Options as of December 31, 2001

                                                  Number of Securities          Value of Unexercised
                                                  Underlying Unexercised       In-the-Money Options at
                                                  Options at 12/31/01(#)             12/31/01(1)
                                                  ----------------------             -----------
                                                Exercisable/Unexercisable     Exercisable/Unexercisable
                                                -------------------------     -------------------------
Jerome E. Chojnacki(2) .....................           50,000/100,000                    $0/0
Dailey J. Berard(3) ........................           121,667/0                          0/0
Vincent J. Cuevas(4) .......................           35,000/10,000                      0/0
Walter L. Hampton(4) .......................           18,667/5,333                       0/0
Peter J. Roman .............................           44,000/10,000                      0/0
Phillip J. Patout(4) .......................           20,000/10,000                      0/0

______________

(1) On December 31, 2001, the closing sales price of our common stock on the Nasdaq National Market was $0.65 per share.

(2) Upon his resignation from our company in April 2002, Mr. Chojnacki forfeited his 100,000 unexercisable options. Under our long-term incentive plan, Mr. Chojnacki was allowed 30 days from the date of his resignation in which to exercise his exercisable options. Mr. Chojnacki did not exercise any of his exercisable options within such time and, as a result, all such options were forfeited.

(3) Mr. Berard resigned as an officer of our company effective October 2001, at which time he forfeited his unexercisable options. Under our long-term incentive plan, Mr. Berard was allowed one year from the date of his resignation as an officer of our company in which to exercise his exercisable options. Mr. Berard did not exercise any of his exercisable options within such time period and, as a result, such options were forfeited.

(4) Mr. Cuevas resigned as an officer and employee of our company in March 2002. Mr. Hampton resigned as an officer and employee of Allen Process Systems in March 2002. Mr. Patout resigned as an officer of Oil Barges in December 2001, and as an employee of Oil Barges in January 2002. Upon their respective resignations, the unexercisable options held by Messrs. Cuevas, Hampton and Patout were forfeited. Under our long-term incentive plan, Messrs. Cuevas, Hampton and Patout were each allowed 30 days from the date of their respective resignations in which to exercise their exercisable options. Messrs. Cuevas, Hampton and Patout did not exercise any of their exercisable options within such time and, as a result, all such options were forfeited.

Agreements with Named Executive Officers

Agreements with Mr. Berard

      Upon the completion of our initial public offering in September 1997, we entered into an employment agreement with Mr. Berard providing for a five-year term through September 2002 and an annual salary of $180,000. On the date of the agreement, Mr. Berard received an option to purchase 65,000 shares of our common stock at an exercise price of $18.00 per share. Mr. Berard was entitled under the agreement to receive annual bonuses of up to 100% of his annual salary depending on our annual net income return on capital. Mr. Berard's employment agreement also provided that he would not compete with our company within the geographic areas specified in the agreement for a period of two years following the expiration of the agreement. The agreement also required Mr. Berard to keep confidential all trade secrets and confidential information obtained during his employment, and to assign to us any inventions or discoveries made during the term of his employment. In March 2001, our compensation committee approved an increase in Mr. Berard's annual salary to $200,000 (see "- Compensation Committee Report on Executive Compensation").

       Mr. Berard resigned as an officer of our company effective October 2001; as a condition to Mr. Berard's resignation, we agreed to honor his employment agreement through its expiration in September 2002. However, the Midland agreement subsequently required us to terminate Mr. Berard's employment agreement effective April 2002, make a one-time cash payment of $75,000 to Mr. Berard in exchange for the termination of his employment agreement, and cause Mr. Berard to resign as a director of our company. Accordingly, we and Mr. Berard entered into a waiver and release agreement, effective April 2002, terminating his employment agreement, releasing us from any claims of Mr. Berard arising out of his employment with our company, releasing Mr. Berard from the noncompetition and other obligations of his employment agreement, and providing for the required cash payment to Mr. Berard. As required by the Midland agreement, Mr. Berard resigned as a director of our company in April 2002.

Agreements with Mr. Chojnacki

       Upon the resignation of Mr. Berard, we entered into a consulting agreement with Mr. Chojnacki in October 2001 pursuant to which Mr. Chojnacki served as our chairman of the board, president, and chief executive officer Mr. Chojnacki entered into the consulting agreement through Varix, Ltd. ("Varix"), a limited partnership which he controlled; at the time of entering into the agreement, the sole general partner of Varix was a limited liability company in which Mr. Chojnacki held a 100% membership interest.

       The consulting agreement, which was to remain effective through the end of 2002, provided for an annual fee of $375,000 payable in monthly installments, and an annual bonus equal to the greater of $50,000 or 10% of our annual EBITDA (earnings before income tax, depreciation and amortization). Pursuant to the agreement, we granted to Mr. Chojnacki 50,000 restricted shares of our common stock, and an option to purchase 150,000 shares of our common stock at an exercise price of $1.11 per share.

       The Midland agreement required us to terminate Mr. Chojnacki's employment agreement effective April 2002, make a one-time cash payment of $75,000 to Mr. Chojnacki in exchange for the termination of his employment agreement, and cause Mr. Chojnacki to resign as a director of our company. Accordingly, we, Mr. Chojnacki and Varix entered into an agreement, effective April 2002, terminating the consulting agreement and all obligations of the parties thereunder, releasing us from any claims of Mr. Chojnacki or Varix arising out of the consulting agreement, providing for the required cash payment to Mr. Chojnacki, and providing for the resignation of Mr. Chojnacki as our chairman of the board, president and chief executive officer.

Agreements with Mr. Patout

       In April 1999, in connection with our acquisition of Oil Barges, Mr. Patout entered into an employment agreement and a noncompetition, nonsolicitation, invention and secrecy agreement (the "noncompetition agreement") with Oil Barges, of which Mr. Patout was a shareholder. Mr. Patout's employment agreement provided for a three-year term and an annual salary of $100,000. Mr. Patout was eligible under the employment agreement to receive annual bonuses and stock options established by our board of directors and compensation committee. The noncompetition agreement provided that Mr. Patout would not compete with Oil Barges, nor solicit the customers or employees of Oil Barges, within the geographic areas specified in the agreement during the term of his employment and for a period of two years thereafter. The noncompetition agreement also required Mr. Patout to keep confidential all trade secrets and confidential information of Oil Barges, and to assign to Oil Barges any inventions or discoveries made during the term of his employment.

       In connection with his resignation from Oil Barges in January 2002, Mr. Patout and Oil Barges entered into an agreement terminating the employment agreement and the noncompetition agreement.

Compensation Committee Interlocks and Insider Participation

       During 2001, Messrs. Broussard and Yax comprised our compensation committee. Messrs. Broussard and Yax have never served as an officer or employee of our company or any of our subsidiaries. In 2001, none of our executive officers served as a director or member of the compensation committee of any other entity of whom an executive officer served on our board of directors or on our compensation committee.

Compensation Committee Report on Executive Compensation

         Our compensation committee has the authority, among other things, to review, analyze, and recommend compensation programs to the company's board of directors and to administer and grant awards under the company's employee benefit plans.

         The company's executive compensation consists primarily of (1) salaries, (2) annual cash incentive bonuses and (3) long-term incentive compensation in the form of stock options granted under the company's long-term incentive plan. The annual salary of Dailey J. Berard, who resigned as the company's president and chief executive officer effective October 2001, was set at $180,000 in his employment agreement, which was negotiated between the board of directors and Mr. Berard. In March 2001, our compensation committee approved an increase in the annual salary of Mr. Berard to $200,000, and an increase in the salary of Peter J. Roman, one of the company's vice presidents, to $105,000. The salaries of the company's other executive officers are based on their levels of responsibility and the board of directors and our committee's subjective assessments of their performance.

         The amount of the annual bonus, if any, payable to Mr. Berard was determined in accordance with the terms of his employment agreement, which provided that he would be entitled to receive, as an annual incentive bonus, a percentage of his annual salary ranging from 50% to 100%, depending on the percentage net income return on the company's capital. The company must have achieved a minimum 15% net income return on its capital for Mr. Berard to receive a minimum bonus of 50% of his annual salary, and Mr. Berard could have received the maximum bonus of 100% of his annual salary if the company achieved a 30% or greater net income return on its capital. The company did not achieve a minimum 15% net income return on its capital in 2001, and Mr. Berard was not paid a bonus. The amounts of the incentive bonuses awarded to Mr. Berard in fiscal 2000, transition 2000 and fiscal 1999 are included in the "Summary Compensation Table" in the section of this proxy statement entitled "Executive Compensation."

         The amount of the annual bonus payable to Jerome E. Chojnacki, who served as the company's president and chief executive officer from October 2001 until his resignation from the company in April 2002, was determined in accordance with the terms of his consulting agreement, under which he was entitled to receive, as an annual incentive bonus, the greater of ten percent of the company's EBITDA (earnings before income tax, depreciation and amortization) or $50,000. Because the company had negative EBITDA for 2001, Mr. Chojnacki was paid the minimum bonus of $50,000.

         The company has adopted an executive compensation program for its other executive officers that ties a portion of executive compensation to its short-term performance. Under this program, executive officers and other key employees of the company are entitled to receive, as an annual incentive bonus, a percentage of their respective annual salary ranging from 22.5% to 70%, depending on the percentage net income return on the company's capital. The company must achieve a minimum 10% net income return on its capital for any of these officers and employees to receive a minimum bonus of 22.5% of their respective annual salary, and each of them may receive the maximum bonus of 70% of their respective annual salary if the company achieves a 30% or greater net income return on its capital. The company did not achieve a minimum 10% net income return on its capital in 2001; accordingly, the company did not pay a bonus for that period to any of its executive officers or key employees.

         The company also provides long-term incentives to its executive officers in the form of stock options granted under the company's long-term incentive plan. The stock option awards are intended to reinforce the relationship between compensation and increases in the market price of the company's common stock and to align the executive officers' financial interests with that of the company's shareholders. Generally, we base the size of these awards on the position of each participating officer and a subjective assessment of the officer's individual performance. Pursuant to the terms of his consulting agreement, Mr. Chojnacki was granted options to acquire 150,000 shares of the company's common stock for $1.11 per share in 2001. No other named executive officer received a stock option grant in 2001. The table entitled "Option Grants in 2001" in the section of this proxy statement entitled "Executive Compensation" sets forth certain information about the stock options granted to Mr. Chojnacki in 2001. Also included in the "Summary Compensation Table" in the section of this proxy statement entitled "Executive Compensation" are the number of securities underlying stock options granted to certain of our executive officers in fiscal 2000, transition 2000 and fiscal 1999.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. None of the company's executive officers reached the deductibility limitation for 2001. Our compensation committee believes that the stock options granted to Mr. Chojnacki, as discussed above, qualify for the exclusion from the deduction limitation under Section 162(m). Our compensation committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from
Section 162(m) should not exceed $1 million in any year and therefore will continue to qualify for deductibility.

                           The Compensation Committee*

                                  George C. Yax

------------

* Mr. Broussard resigned from our board of directors in August 2002, prior to the filing of this report. Messrs. Cangelosi and Moore were appointed to our compensation committee in August 2002, subsequent to the committee's deliberations concerning our executive compensation for 2001.

Performance Graph

         The following graph compares the cumulative total shareholder return on our common stock from September 19, 1997, the date of our initial public offering, through December 31, 2001, with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil & Gas (Drilling & Equipment) Index for the same period. The returns are based on an assumed investment of $100 on September 19, 1997 in our common stock and in each of the indices, and on the assumption that dividends were reinvested. The assumed $100.00 investment in our common stock was made at $32.00 per share, the closing price on September 19, 1997, the first day of trading after the effective date of our initial public offering. Our common stock was sold in our initial public offering at $18.00 per share.

                     Comparison of Cumulative Total Return*
                   UNIFAB International, Inc., S&P 500 Index &
                   S&P Oil & Gas (Drilling & Equipment) Index

                                     [GRAPH]

                                                September 19,   March 31,   March 31,   March 31,   December 31,   December 31,
                                                    1997          1998        1999        2000          2000           2001
                                               --------------- ----------- ----------- ----------- -------------- --------------
UNIFAB International, Inc.                         $100.00       $ 54.69     $ 25.39     $ 25.00      $ 29.69        $  2.03

S&P 500                                             100.00        116.87      138.44      163.29       145.10         127.85

S&P Oil & Gas (Drilling & Equipment) Index          100.00         94.56       73.16       98.40       103.25          70.14

ASSUMES $100 INVESTED ON SEPTEMBER 19, 1997 IN UNIFAB INTERNATIONAL, INC. COMMON STOCK, S&P 500 INDEX AND S&P OIL & GAS (DRILLING & EQUIPMENT) INDEX

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

                             AUDIT COMMITTEE REPORT

         At December 31, 2001, our audit committee was composed of two directors: Perry Segura and George C. Yax. The two members of our committee are independent, as defined in the listing standards applicable to companies listed on The Nasdaq Stock Market. The committee operates under a written charter approved by the committee and adopted by the board of directors. The following is the report of our audit committee.

Financial Statement Review; Discussions with Management and Independent Auditors

         We have reviewed and discussed the company's audited financial statements for 2001 with management and Ernst & Young LLP, who provided the independent auditors' report on those financial statements. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States.

         We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company's internal controls as they considered necessary to support their opinions on the financial statements for 2001, and various factors affecting the overall quality of the company's financial reporting. The independent auditors also have had opportunities to meet with us without management being present to discuss any of these matters.

         Based on these reviews and discussions, we recommended to the board of directors that the financial statements for 2001 referred to above be included in the company's annual report on Form 10-K for the year ending December 31, 2001.

Consideration of Auditors' Independence

         We have considered whether the provision of the services covered under the section below entitled "All Other Fees" for 2001 is compatible with maintaining the auditors' independence and have discussed with the auditors their independence from the company and management.

                              The Audit Committee*

                                  Perry Segura
                                 George C. Yax

-----------

* Messrs. Cangelosi, Gaubert and Moore were appointed to our audit committee in August 2002, subsequent to the discussions, reviews and meetings described in this report. Messrs. Gaubert and Moore meet the independence requirements applicable to the audit committees of companies listed on The Nasdaq Stock Market. Because Mr. Cangelosi is the Vice President of Finance of Nassau Holding Corporation, the parent company of Midland, which is the beneficial owner of approximately 79% of the company's outstanding common stock (see "Stock Ownership"), he does not meet these independence requirements. Mr. Cangelosi is a certified public accountant with over 17 years of experience in the oilfield services industry, and the company's board of directors determined, in accordance with The Nasdaq Stock Market's listing standards, that his membership on our audit committee was required by the best interests of the company and its shareholders.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

Fees for Accounting Services

         Audit Fees. Ernst & Young LLP billed our company approximately $91,034 for the audit of our financial statements for 2001 and for the reviews of the unaudited interim financial statements included in our Forms 10-Q for 2001.

         Financial Information Systems Design and Implementation Fees. We did not incur any fees for financial information systems design and implementation services for 2001.

         All Other Fees. Ernst & Young billed our company $3,670 for all other services, including audit-related services, for 2001. These services included accounting consultations and assistance with federal income tax returns.

Resignation of Ernst & Young

         Ernst & Young, which served as our independent auditor since our initial public offering in September 1997, resigned effective August 15, 2002. Ernst & Young notified us of its resignation on August 13, 2002. Ernst & Young's resignation was not recommended or approved by our board of directors or audit committee. Ernst & Young's report on our financial statements for the year ended December 31, 2001 included an explanatory paragraph stating that there was substantial doubt regarding our ability to continue as a going concern. This was the only such statement included in a report of Ernst & Young on our financial statements during its five-year engagement as our independent auditor. During the five-year period of this engagement through August 15, 2002, we did not have any disagreement with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

Appointment of Deloitte & Touche

         On November 6, 2002, upon the recommendation of our audit committee, we appointed Deloitte & Touche as the independent auditors of our financial statements for 2002, subject to the approval of our shareholders which we are seeking in Proposal Four. During fiscal 2000, transition 2000, 2001, and the period prior to the engagement of Deloitte & Touche, neither our company nor anyone else acting on our behalf consulted Deloitte & Touche regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or a reportable event during our engagement of Ernst & Young as our independent auditor.

        PROPOSAL FOUR: RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

         As a result of Ernst & Young's resignation as our independent auditors, our board of directors seeks shareholder ratification of its appointment of Deloitte & Touche to act as the independent auditors of our financial statements for 2002. Our board has not determined what, if any, action it would take should the appointment of Deloitte & Touche not be ratified. No representatives of Ernst & Young are expected to be present at the annual meeting or to be available to make a statement or respond to questions. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

                PROPOSAL FIVE: AMEND OUR LONG-TERM INCENTIVE PLAN

         Our board of directors believes that the growth of our company depends significantly upon the efforts of our officers and key employees and that such individuals are best motivated to put forth maximum effort on behalf of our company if they own an equity interest in our company. In accordance with this philosophy, in 1997 our board of directors adopted, and our shareholders approved, our long-term incentive plan (the "plan"). Only 164,836 shares of our common stock remained available for grant under the plan prior to the conditional grants to Messrs. Porter and Downey described below under "- Awards to be Granted." Our board of directors believes that amendment of the plan is necessary to provide our company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of our shareholders.

         Accordingly, our board of directors has amended the plan, subject to shareholder approval at the annual meeting, to increase the number of shares of our common stock subject to the plan to 2,500,000 from 460,000, and to increase the shares of our common stock that can be granted to a single participant in a calendar year through awards under the plan to 250,000 from 200,000. Our board of directors has directed that Proposal Five be submitted for approval by our shareholders at the annual meeting.

Terms Of The Plan

         The principal features of the plan, as amended, are summarized below.

         Administration Of The Plan. The compensation committee of our board of directors (the "committee") administers the plan and has authority to make awards under the plan, to set the terms of the awards, to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the plan. Subject to the limitations specified in the plan, the committee may delegate its authority to appropriate personnel of our company.

         Eligibility. Officers and key employees of our company (including officers who are also directors of our company) will be eligible to receive awards ("incentives") under the plan when designated as plan participants. Our company currently has 5 officers and approximately 30 key employees eligible to receive incentives under the plan. In addition, directors of our company who are not employees of our company ("outside directors") may be granted non-qualified stock options under the plan on an annual basis. We currently have four outside directors. The plan also permits consultants and advisors to receive incentives, although neither our company nor the committee has any current intention of awarding incentives to consultants or advisors. Incentives under the plan may be granted in any one or a combination of the following forms:

         .   incentive stock options under section 422 of the Code;

         .   non-qualified stock options;

         .   restricted stock; and

         .   other stock-based awards.

         Shares Issuable Through The Plan. If Proposal Five is approved at the annual meeting, up to 2,500,000 shares of our common stock may be issued through the plan. As of November 15, 2002, there were options to acquire 282,333 shares of our common stock outstanding under the plan, excluding the conditional grant of options to purchase 500,000 shares to Messrs. Porter and Downey described under "- Awards to be Granted." As of November 15, 2002, there were also options to acquire 115,300 shares of our common stock outstanding under our employee long-term incentive plan described below under "- Employee Long-Term Incentive Plan." On December 3, 2002, the closing price of our common stock on The Nasdaq SmallCap Market was $0.23 per share.

         Limitations And Adjustments To Shares Issuable Through The Plan. Pursuant to Proposal Five, incentives relating to no more than 250,000 shares of our common stock may be granted to a single participant in one calendar year. For purposes of determining the maximum number of shares of our common stock available for delivery under the plan, shares of our common stock that are not delivered because the incentive is forfeited, canceled or settled in cash will not be deemed to have been delivered under the plan.

         Proportionate adjustments will be made to all of the share limitations provided in the plan, including shares subject to outstanding incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the shares of our common stock, and the terms of any incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

         Amendments To The Plan. Our board of directors may amend or discontinue the plan at any time. However, no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement.

         Types Of Incentives. Each of the types of incentives that may be granted under the plan is described below:

         Stock Options. The committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The committee will determine the number and exercise price of the options, and the time or times that the options become exercisable. The option exercise price may not be less than the fair market value of the shares of our common stock on the date of grant except that, in connection with an acquisition or other extraordinary transaction, options may be granted at less than fair market value to replace options previously granted by another party to the transaction. The term of an option will also be determined by the committee, provided that the term of an incentive stock option may not exceed 10 years. The committee may accelerate the exercisability of any stock option at any time.

         The option exercise price may be paid in cash; by check; in shares of our common stock, subject to certain limitations; unless otherwise determined by the committee, through a "cashless" exercise arrangement with a broker approved in advance by our company; or in any other manner authorized by the committee.

         Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under section 422 of the Code.

         Restricted Stock. Shares of our common stock may be granted by the committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the "restricted period"). Except for shares of restricted stock that vest based on the attainment of performance goals, the restricted period must be a minimum of three years. If vesting of the shares is subject to the attainment of specified performance goals, the restricted period may be one year or more. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to our company in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to such shares.

         Other Stock-Based Awards. The plan also authorizes the committee to grant participants awards of our common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on or related to shares of our common stock ("other stock-based awards"). The committee has discretion to determine the participants to whom other stock-based awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

         Performance-Based Compensation Under Section 162(m). Stock options granted in accordance with the terms of the plan will qualify as performance-based compensation under section 162(m) of the Code (as described in the section of this proxy statement entitled "Executive Compensation - Compensation Committee Report on Executive Compensation"). Grants of any restricted stock or other stock-based awards that our company intends to qualify as performance-based compensation under section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following business criteria: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the committee, relative to internal goals, or relative to levels attained in prior years.

         The committee has authority to use different targets from time to time under the performance goals provided in the plan. As a result, the regulations under section 162(m) require that the material terms of the performance goals be reapproved by the shareholders every five years. To qualify as performance-based compensation, grants of restricted stock and other stock-based awards will be required to satisfy the other applicable requirements of section 162(m).

         Termination Of Employment. If an employee participant ceases to be an employee of our company for any reason, including death, his outstanding incentives may be exercised or shall expire at such time or times as may be determined by the committee and described in the incentive agreement.

         Change Of Control. In the event of a change of control of our company, as defined in the plan, all incentives will become fully vested and exercisable, all restrictions or limitations on any incentives will generally lapse and, unless otherwise provided in the incentive agreement, all performance criteria and other conditions relating to the payment of incentives will generally be deemed to be achieved or waived.

         In addition to the foregoing, upon a change of control the committee will have the authority to take a variety of actions regarding outstanding incentives. Within certain time periods, the committee may (i) require that all outstanding options remain exercisable only for a limited time, after which time all unexercised options shall terminate, (ii) require the surrender to our company of some or all outstanding options in exchange for a stock or cash payment for each incentive equal in value to the per-share change of control value, calculated as described in the plan, over the exercise or base price,
(iii) make any equitable adjustments to outstanding incentives as the committee deems necessary to reflect the corporate change or (iv) provide that an incentive shall become an incentive relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the change of control if the participant had been a shareholder.

         Transferability Of Incentives. The incentives awarded under the plan may not be transferred except

         .   by will;
         .   by the laws of descent and distribution;
         .   pursuant to a domestic relations order; or
         .   in the case of stock options only, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are immediate family members, if permitted by the committee and if so provided in the stock option agreement.

         Payment of Withholding Taxes. Our company may withhold from any payments or stock issuances under the plan, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by having our company withhold, from the shares the participant would otherwise receive, shares of our common stock having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the committee's right of disapproval.

         Grants to Outside Directors. The plan permits the grant each year to each outside director of options to acquire up to 2,500 shares of our common stock. The exact number of options that the outside director will receive will be set from time to time by the committee.

         The options granted to outside directors generally become exercisable immediately and have a term of ten years. The per share exercise price of the options granted to outside directors will be equal to the fair market value of a share of our common stock on the date of grant. If an outside director ceases to serve on our board of directors for any reason other than retirement, options granted under the plan may be exercised within one year from the date of termination of board service, but no later than ten years after the grant date of the options. In the event of retirement from our board of directors on or after reaching age 65, options may be exercised within five years following retirement, but no later than ten years after the grant date of the options.

Awards To Be Granted

         Grants of awards under the plan will be made in the future by the committee as necessary to attract and retain key personnel. The committee has granted, subject to approval of Proposal Five at the annual meeting, options to purchase an aggregate of 500,000 shares of our common stock to the two executive officers of our company set forth in the following table. In addition, subject to approval of Proposal Five at the annual meeting and as provided in the plan, each outside director shall be automatically granted options to purchase 2,500 shares of our common stock on the day of the annual meeting.

                              Amended Plan Benefits

                                                                   Number of Securities
                                   Name                             Underlying Options
                --------------------------------------------- ------------------------------
                Allen C. Porter, Jr., President and
                   Chief Executive Officer                               250,000

                William A. Downey, Executive
                   Vice President and Chief Operating
                   Officer                                               250,000

                Donald L. Moore, Director                                  2,500

                Daniel R. Gaubert, Director                                2,500

                Perry Segura, Director                                     2,500

                George C. Yax, Director                                    2,500

                Executive Group                                          500,000

                Outside Director Group                                    10,000

Federal Income Tax Consequences Of Stock Options

         Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted.

         When a non-qualified stock option granted pursuant to the plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of our common stock acquired and the aggregate fair market value of the shares of our common stock acquired on the exercise date and, subject to the limitations of section 162(m) of the Code, our company will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

         An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by section 55 of the Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the "holding periods"). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. Our company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of our common stock received upon exercise before the expiration of the holding periods.

         If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carries over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

         If, upon a change in control of our company, the exercisability or vesting of an incentive is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated incentives over the purchase price of such shares, if any, may be characterized as "parachute payments" (within the meaning of section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "base amount" for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An "excess parachute payment", with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person's base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and our company will be denied any deduction with respect to such excess parachute payment.

Equity Compensation Plan Information

         The following table provides information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2001.

                                                                                              Number of securities
                                                                                          remaining available for future
                                 Number of securities to be   Weighted-average exercise      issuance under equity
                                  issued upon exercise of        price of outstanding          compensation plans
                                    outstanding options,        options, warrants and    (excluding securities reflected
                                    warrants and rights                 rights                    in column (a))
       Plan Category                        (a)                           (b)                           (c)
------------------------------- ---------------------------- --------------------------- --------------------------------
Equity compensation plans
approved by security
holders(1) ....................        641,333(3)(4)                     $7.38                            --(4)

Equity compensation plans
not approved by security
holders(2) ....................        200,000(5)                         6.90                       345,000(5)
                                ---------------------------- --------------------------- --------------------------------

         Total ................        841,333(3)(4)(5)                  $7.21                       345,000(4)(5)
                                ============================ =========================== ================================

(1)   Reflects options granted under our company's long-term incentive plan.

(2) Reflects options granted under our company's employee long-term incentive plan.

(3) Since December 31, 2001, our company granted options to purchase an additional 500,000 shares subject to shareholder approval of the amendment of the plan, which is the subject of this Proposal Five.

(4) Options to purchase 359,000 shares granted under the long-term incentive plan have been forfeited since December 31, 2001.

(5) Options to purchase 84,700 shares granted under the employee long-term incentive plan have been forfeited since December 31, 2001.

Employee Long-Term Incentive Plan

      In 2000, our board of directors adopted our employee long-term incentive plan (the "2000 plan") to provide long-term incentives to our key employees who are not officers or directors of our company. The 2000 plan has not been approved by our shareholders. Under the 2000 plan, which is administered by the chairman of our board and our chief executive officer, our company may grant incentive stock options, nonqualified stock options, restricted stock, other stock-based awards or any combination thereof to our key employees. The committee reviews and approves awards made under the 2000 plan and approves the exercise price of any stock options granted under the 2000 plan. The exercise price may not be less than the fair market value of our common stock on the date of grant.

Vote Required for Passage of the Amendment

      Approval of the amendment to our long-term incentive plan requires the affirmative vote of a majority of the votes actually cast at the annual meeting.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL FIVE.



                                             By Order of the Board of Directors


                                             /s/  Martin K. Bech
                                             -----------------------------------

New Iberia, Louisiana                        Martin K. Bech
December 13, 2002                            Secretary

                                                                      Appendix A

               PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION
                      TO DECLASSIFY OUR BOARD OF DIRECTORS

         Effective immediately prior to the election of directors at the Meeting, Article IV of the Articles, entitled "Directors," is amended to (i) delete paragraph B in its entirety; (ii) redesignate paragraphs C, D, E, and F as paragraphs B, C, D, and E, respectively; and (iii) restate paragraph A in its entirety as follows:

                  A. Number of Directors; Term. The Board of Directors shall consist of such number of persons as shall be designated from time to time in the by-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

         This Proxy is Solicited on Behalf of the Board of Directors of
                           UNIFAB INTERNATIONAL, INC.

     The undersigned hereby constitutes and appoints Allen C. Porter, Jr. and Martin K. Bech, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of UNIFAB International, Inc. (the "Company") that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on December 27, 2002, and at any and all adjournments thereof (the "Annual Meeting").

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the shares represented by this proxy will be voted (A) FOR Proposal 1 to declassify the Company's board of directors and require the annual election of all directors;
(B) if Proposal 1 is approved, FOR Proposal 2 to elect as directors the eight nominees listed; (C) if Proposal 1 is NOT approved, FOR Proposal 3 to elect as Class II directors the two nominees listed; (D) FOR Proposal 4 to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors; and
(E) FOR Proposal 5 to amend the Company's long-term incentive plan.

     If the undersigned shareholder directs a vote FOR Proposal 2 AND Proposal 3, the proxy will be voted ONLY for Proposal 2 if Proposal 1 has been approved, and ONLY for Proposal 3 if Proposal 1 has not been approved. The individuals designated above will vote in their discretion on any other matter that may properly come before the Annual Meeting.

                            (Please See Reverse Side)

[X] Please mark your votes as in this example

Proposal 1     To amend the Company's articles of incorporation to declassify the board of directors and require the annual election of all directors.

                    [_] FOR          [_] AGAINST          [_] ABSTAIN

Proposal 2     To elect eight directors to serve until the Company's 2003 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal 1 is approved at the Annual
               Meeting.

                    [_] FOR all nominees listed below (except as marked to the contrary)

                    [_] WITHHOLD AUTHORITY to vote for all nominees listed below

   INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the  list below:

     Frank J. Cangelosi, Jr. / William A. Downey / Daniel R. Gaubert / William
                    A. Hines / Donald L. Moore Allen C. Porter, Jr. / Perry Segura / George C. Yax

Proposal 3     Alternatively, to elect two Class II directors to serve until the
               Company's 2005 annual meeting or until their respective successors are duly elected and qualified, in the event Proposal
               1 is not approved at the Annual Meeting.

                    [_] FOR all nominees listed below (except as marked to the contrary)

                    [_] WITHHOLD AUTHORITY to vote for all nominees listed below

   INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

                        William A. Hines / George C. Yax

Proposal 4     To ratify the appointment of Deloitte & Touche LLP as the
               Company's independent auditors to audit its financial statements for 2002.

                    [_] FOR          [_] AGAINST          [_] ABSTAIN

Proposal 5     To amend the Company's long-term incentive plan.

                    [_] FOR          [_] AGAINST          [_] ABSTAIN

   ___________________, 2002      ___________________________
           DATE                    NAME (PLEASE PRINT)


   __________________________________________________
                     SIGNATURE

   __________________________________________________
         ADDITIONAL SIGNATURE (IF JOINTLY HELD)

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.